Exhibit 6.27

BUSINESS CONSULTING SERVICES AGREEMENT

This BUSINESS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made effective as of the date of the final signature below.

BETWEEN:

ALTERNATIVE BALLISTICS CORPORATION,

a corporation registered under the laws of the State of Nevada

(the “Corporation”)

AND

ARIES CAPITAL PARTNERS, LLC,

(the “Consultant”)

WHEREAS the Corporation and the Consultant have agreed that the Consultant will provide certain services to the Corporation, as more particularly set out in this Agreement.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties) the Corporation and the Consultant hereby agree as follows:

1.	Engagement

The Corporation hereby appoints the Consultant, as an independent contractor, and the Consultant hereby accepts the appointment, to provide the Services (as defined in Section 2 below) more particularly set out herein in accordance with this Agreement.

2.	Services

(a)	The Consultant will provide strategic business development and networking services (the “Services”), which may include, but are not limited to: facilitating introductions to the Consultant’s extensive network of partners, industry contacts, and relevant stakeholders; assisting the Corporation in building relationships with law enforcement agencies, private security firms, and firearm training or recreational facilities; and supporting product demonstrations, presentations, and strategic outreach within the territory of Arizona. The Services are intended to increase awareness and recognition of the Corporation and its products, and to provide the Corporation with opportunities for engagement, feedback, and potential commercial relationships. All Services shall be performed under the direction of, and as further defined by, the Corporation’s board of directors. It is expressly understood that the Consultant shall not engage in any promotional activities, marketing, investor relations, or make any representations regarding the Corporation’s products or securities, except as specifically authorized in writing by the Corporation.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

(b)	The Parties acknowledge and agree that the Consultant may not subcontract any of its rights and duties hereunder.

3.	Consultant’s Conduct

The Consultant covenants and agrees to perform the Services hereunder in an expeditious, ethical, honest, businesslike manner in good faith with a view to the best interests of the Corporation. The Consultant shall comply with all laws, statutes, regulations, statutory rules, principles of common law or equity, orders and terms and conditions of any grant of approval, permission, authority or license of any “Governmental Authority” (defined as any multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; any subdivision, agent, commission, board or authority of any of the foregoing; any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing) and/or any stock exchange or other self-regulatory organization applicable to the Corporation’s business, undertaking, and property and having jurisdiction over the Corporation’s business, undertaking, or property (collectively, “Applicable Laws”). Consultant is currently not registered with the Securities and Exchange Commission as a broker or dealer and, therefore, will not make any offers or sales of securities or take any other actions which may require registration as a broker or dealer.

4.	Relationship

The Consultant will provide the Services as an independent contractor and not as an employee of the Corporation. For certainty:

(a)	It is understood and agreed by each of the parties that nothing contained in this Agreement nor in any acts of the parties hereto shall be deemed to create a partnership or agency or joint venture relationship or any relationship between the Corporation and the Consultant other than the relationship of business owner and independent contractor.

(b)	It is anticipated that Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the Services. The Corporation understands that this amount of time may vary and that Consultant may perform similar Services for other companies.

(c)	The Consultant agrees that the Corporation shall have no liability or responsibility for the withholding, collection, or payment of any taxes, employment insurance premiums, or any government pension plan contributions on any amounts paid by the Corporation to the Consultant or amounts paid by the Consultant to its employees or contractors, if any. The Consultant also agrees to indemnify the Corporation from any and all claims in respect to the Corporation’s failure to withhold and/or remit any taxes, employment insurance premiums, or pension plan contributions.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

(d)	Notwithstanding anything in this Agreement which is to the contrary, the Consultant shall have no authority to and will not (i) exercise or hold itself out as having any authority to enter into or conclude any contract or to undertake any commitment or obligation for, in the name of, or on behalf of the Corporation, or (ii) act in any manner beyond the scope of this Agreement, without first having obtained the approval of the Corporation. The Consultant shall not publish, circulate, or otherwise use any materials or documents other than material provided by or otherwise approved by the Corporation.

(e)	During the Term, the Consultant will provide for its own costs; provided, however, subject to the pre-approval of the Corporation, the Consultant will be reimbursed for all reasonable out-of-pocket costs.

5.	Term and Termination

(a)	The term of this Agreement shall begin on the effective date of this Agreement and continue until no later from the date which is six months from the date of this Agreement; except that, unless earlier terminated per the terms and conditions below (the “Term”).

(b)	The Consultant may terminate this Agreement at any time at its sole discretion upon providing to the Corporation 30 calendar days’ written notice of Consultant’s intention to do so. Upon receipt of such notice, the Corporation may waive notice in which event this Agreement shall terminate immediately.

(c)	The Corporation may terminate this Agreement at any time at its sole discretion upon providing to the Consultant 30 calendar days’ written notice of Corporation’s intention to do so. Upon receipt of such notice, the Consultant may waive notice in which event this Agreement shall terminate immediately.

(d)	If the Consultant or any of its agents or employees commits any act constituting fraud, misconduct, gross negligence, or a wilful breach of Applicable Laws, in each case in connection with its performance of the Services hereunder, the Corporation shall have the right to terminate this Agreement by giving notice to such effect to the Consultant, which notice shall provide the reason for the termination in reasonable detail. Such termination shall be effective as of the date of receipt by the Consultant.

(e)	In the event of termination, all fees fully earned (or fully earned within 30 days of termination) and expenses outstanding, shall be due and payable. Sections 4, 8, 10, 16, and 22 shall survive termination.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

6.	Fees and Expenses

(a)	The Corporation shall pay the Consultant an initial signing payment of 250,000 shares of the Corporation’s common stock (the “Shares”) due immediately upon the execution of this Agreement.

(b)	Except as otherwise expressly provided in this Agreement or with the prior approval of the Corporation, the Consultant shall not be entitled to any other fees, compensation, reimbursement, or payment for the Services performed pursuant to this Agreement.

(c)	Shares shall be non-refundable once paid and will not be subject to any claw back.

7.	Non-Exclusive

Consultant shall devote reasonable time to the Services on a non-exclusive basis as determined by Consultant in the exercise of their discretion.

8.	Confidentiality

(a)	The Consultant acknowledges that during the course of providing the Services, the Consultant will be provided with the Corporation’s product and will gain knowledge of, or have access to, information relating to the business and affairs of the Corporation, its clients, and third parties who may from time-to-time have dealings with the Corporation and its clients (such product and information herein collectively, “Information”). The Information, regardless of the form in which it is recorded, transmitted, observed, or expressed or to which it may be converted or transcribed, shall include, without limitation, oral, written, and electronically stored or accessible information and data and includes the name and identity of all such clients and third parties.

(b)	The Consultant acknowledges that all Information is strictly confidential and agrees that it shall not reveal to any person or entity, or use any Information at any time, except as expressly directed by the Corporation, or as may be required by law.

(c)	The Consultant acknowledges and agrees that the obligation of confidentiality under this Agreement shall survive the termination of this Agreement, and the Consultant agrees that it will never disclose any Information to any person or entity, except as expressly directed by the Corporation, or as may be required by law.

(d)	The Consultant undertakes and agrees that no information will be distributed, altered, copied, interfered with, or destroyed except in accordance with the instructions of the Corporation.

(e)	The Consultant agrees to use extreme caution with, and take all steps to safeguard, the confidentiality of any part of the Information that may come into its possession at any time or in any place, and in particular when using any type of electronic device or when performing the Services outside of the Corporation’s offices.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

(f)	If it appears that the Consultant has disclosed (or has threatened to disclose) information in violation of this Agreement, the Corporation shall be entitled to an injunction, without the requirement of a bond, to restrain the Consultant from disclosing the Information in whole or in part. The Corporation shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

(g)	Upon termination of this Agreement, the Consultant shall return all Information (and any copies) to the Corporation that are in the Consultants’ possession.

(h)	The Consultant agrees and acknowledges that in the event the Corporation’s securities are subsequently listed on a national stock exchange or any over-the-counter quotation system or trading platform, the information may constitute material non-public information which, pursuant to federal securities laws and corresponding state securities laws, would prohibit the purchase and sale of the Corporation’s securities while such information remains material non-public information.

(i)	Without limiting the generality of the foregoing, information is not confidential if it was already in the possession of Consultant through sources other than the Corporation or if the information is generally known to or available to the public.

9.	Assignment

(a)	The Consultant shall not have the right to assign its rights or interest in or delegate its duties or obligations under this Agreement.

(b)	The Corporation shall not have the right to assign its rights or interest in this Agreement unless approved by the Consultant, which approval may be withheld in the Consultant’s sole, absolute and unfettered discretion. Notwithstanding the foregoing, the Corporation may, on 14 days’ prior Notice to the Consultant, assign its rights or interest under this Agreement (in whole or in part) to an affiliate without the Consultant’s consent, provided that such affiliate shall be jointly and severally bound to the Consultant for all obligations of the Corporation and the assignee hereunder.

10.	Non-Circumvention

(a)	The Consultant shall not circumvent, or negotiate, complete, or assist in the negotiation or completion of any business or other transaction (no matter how remote) relating to the business of the Corporation, its products, its contacts, or its clients for the purpose of a contractual relationship based, directly or indirectly, on the Information provided by the Corporation. Likewise, any transactions, during the Term and for 12 months following termination, set in motion by the Consultant in relationship to this Agreement are subject to acceptance in writing by the Corporation. The Consultant shall not intentionally undermine transactional opportunities in order to evade the provisions of this Agreement; and

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

(b)	The Consultant will not disclose names and addresses, telephone, telefax, email addresses, or any other contacts or clients of the Corporation to third parties, and the Consultant recognizes such contacts as exclusive property of the Corporation and that the Consultant will not enter into direct negotiations or transactions with such contacts revealed by the Corporation.

11.	Notices

Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement (a “Notice”) shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by fax or other means of recorded electronic communication, including email, in each case to the applicable address set out below, provided that any of the Parties may change the address designated from time to time, by Notice in writing to the other Parties:

(a)	to the Corporation:

Alternative Ballistics Corporation

5940 South Rainbow Blvd.,

Las Vegas, Nevada 89118

Attn: Steven Luna, CEO

steve@alternativeballistics.com

(b)	to the Consultant:

Aries Capital Partners, LLC

_______________________

_______________________

Attn: _______________________

_______________________

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, including email, provided that such day in either event is a Business Day (a Business Day means a day, other than a Saturday or Sunday, on which a New York bank, is open for commercial banking business during normal banking hours) and the communication is so delivered, faxed or sent before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the 5th Business Day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any email communications shall be sent with a read receipt requested any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

12.	Consultant Representations

(a)	Consultant acknowledges that Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Corporation concerning the Corporation, the Securities, and this Agreement;

(b)	Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments that involve the risk of loss of investment. Consultant acknowledges that the Securities received are speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of receiving Securities without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of its entire value in the Securities. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(c)	Consultant is acquiring the Securities for its own account for long-term investment and not with a view toward resale or distribution thereof, except in accordance with applicable securities laws.

(d)	Consultant acknowledges that the Securities to be issued pursuant to this Agreement have not been registered under the Securities Act and accordingly are “Restricted Securities” within the meaning of Rule 144 of the Securities Act (“Rule 144”). As such, the Securities may not be publicly resold unless the Securities have been registered under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), in a registration statement deemed effective by the Securities and Exchange Commission, or Corporation has received an opinion of counsel reasonably satisfactory to Corporation that such resale or transfer is exempt from the registration requirements of the Exchange Act. For purposes of Rule 144’s holding period, the Securities shall be deemed to be vested in six equal installments during the Term. Corporation agrees to take any and all action(s) reasonably necessary to clear the subject Securities of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, but not limited to: (i) authorizing the Corporation’s transfer agent to remove the restrictive legend on the subject Securities in accordance with the requirements of Rule 144; (ii) accepting a valid legal opinion from counsel reasonably satisfactory to Corporation counsel authorizing the removal of the restrictive legend in accordance with Rule 144; and (iii) cooperating and communicating with Consultant and Consultant’s broker and legal counsel to clear the subject Securities of restriction as soon as possible after presentation of required documents and information under Rule 144.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

13.	No Waiver

Any consent or waiver by a party to or of any breach or default by the other party in the performance by such other party of its obligations hereunder must be in writing and no consent or waiver, express or implied, by a party to or of any breach or default by the other party in the performance of such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default.

14.	Amendments

This Agreement may not be amended, supplemented, or otherwise modified except by written agreement executed by all of the parties hereto.

15.	Successors and Assigns

All of the terms and provisions of this Agreement shall be binding upon and enforceable by and against the parties hereto and their respective successors and permitted assigns.

16.	Indemnity

(a)	The Consultant shall indemnify and hold the Corporation and its affiliates’ directors, officers, employees, and agents harmless from and against any and all claims that result from a breach by Consultant of this Agreement including, but not limited to, any representations, warranties, or covenants of the Consultant provided herein or any damages caused to any property of the Corporation or her affiliates, or injury to persons caused by any misrepresentations, misconduct or negligence of the Consultant. The Corporation shall give Consultant prompt written notice of the assertion of any such claim. The Consultant shall assume the defense of such claim at her own expense, with counsel of their own choosing (subject to the Corporation’s reasonable approval), and shall have complete control over the claim, provided that Consultant shall not settle the claim without the Corporation’s prior written approval, which approval shall not be unreasonably withheld. The Corporation shall be entitled to participate in any such defense at its own expense with counsel of its own choosing.

(b)	The Corporation shall indemnify and hold the Consultant harmless from and against any and all claims that result from a breach by the Corporation of this Agreement including, but not limited to, any representations, warranties, or covenants of the Corporation provided herein or any damages caused, or injury to persons caused by the willful misconduct or gross negligence of the Corporation. The Consultant shall give the Corporation prompt written notice of the assertion of any such claim. The Corporation shall assume the defense of such claim at his own expense, with counsel of its own choosing (subject to the Consultant’s reasonable approval), and shall have complete control over the claim, provided that the Corporation shall not settle the claim without the Consultant’s prior written approval, which approval shall not be unreasonably withheld. The Consultant shall be entitled to participate in any such defense at their own expense with counsel of her own choosing.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

17.	Further Assurances

Each party hereto shall act in good faith in performing its obligations and exercising its rights herein and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents, and things as the other party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

18.	Force Majeure

Notwithstanding any other provision of this Agreement, whenever and to the extent that any party to this Agreement shall be unable to fulfill or shall be delayed or restricted in the fulfillment of any obligation (other than the payment of any monies) under any provision of this Agreement by reason of strike, lock-out, war or acts of military authority, terrorism, rebellion or civil commotion, material or labour shortage not within the control of either party, fire or explosion, flood, wind, water, earthquake, pandemic, or other casualty, any event or matter not wholly or mainly within the reasonable control of the party having the obligation, or act of God not caused by the default or act of or omission by such party and not avoidable by the exercise of reasonable effort or foresight by it, then, so long as any such impediment exists, such party shall be relieved from the fulfilment of such obligation and the other party shall not be entitled to compensation for any damage, inconvenience, nuisance or discomfort thereby occasioned and the time for fulfilment of such obligation shall be extended accordingly.

19.	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such determination shall not impair or affect the validity, legality, or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable, and distinct.

20.	Legal Representation

Each of the Corporation and Consultant represents that they have consulted with independent legal counsel and/or tax, financial, and business advisors to the extent that they deemed necessary.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

21.	Entire Agreement

This Agreement represents the entire agreement between the parties and the provisions of this Agreement shall supersede all prior oral and written commitments, contracts, and understandings with respect to the subject matter of this Agreement. This Agreement may be amended only by mutual written agreement of the party.

22.	Governing Law and Principles of Construction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflict of laws provisions. Any suit, action, or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent jurisdiction in the State of California.

23.	Counterparts and Electronic Transmission

It is agreed by the parties that this Agreement and any amendments thereto (and any other agreements, notices or documents contemplated thereby) may be executed and delivered by facsimile transmission, or other form of electronic recorded transmission (including by email) and in any number of counterparts and all such facsimile or other electronically transmitted copies and counterparts shall be deemed to be an original hereof and for all purposes constitute one agreement, be binding on the parties hereto, provided each party hereto has executed and delivered at least one counterpart to the other(s), and each may be relied upon by each party hereto as such for any and all purposes.

24.	Attorneys’ Fees

In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

25.	Exclusive Jurisdiction and Venue

The Parties agree that the state and federal courts in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

26.	Definition of “Days”

When used herein, the term “days” refers to calendar days unless otherwise specified.

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement (as applicable, by their duly authorized representatives) effective as of the latest date below.

Date: January 29, 2026	ALTERNATIVE BALLISTICS CORPORATION, a Nevada corporation

	By:	/s/ Steven Luna
	Name:	Steven Luna
	Title:	Chief Executive Officer

ARIES CAPITAL PARTNERS, LLC
/s/ Dana W. Amato

Date: January 29, 2026	Name:	Dana W. Amato
	Title:	CEO and President

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Business Consulting Services Agreement Between: Alternative Ballistics Corporation, And Aries Capital Partners, LLC